                      EXECUTIVE SALARY CONTINUATION AGREEMENT

       This Executive Salary Continuation Agreement (the "Agreement") is dated as of January 1, 1988, by and between National Bank of Southern California, a national banking association (the "Bank") and Mark H. Stuenkel ("Executive").

                                  R E C I T A L S

       A.     Executive is employed by the Bank as its Executive Vice President;

       B. The Bank and California Commercial Bankshares, a California corporation ("CCB") and the Bank's parent corporation, have determined that it is in the Bank's best interests to grant the benefits described herein to Executive as an inducement for Executive to remain in the employ of the Bank and for increasing Executive's efforts during such employment; and

       C. Executive desires to accept the benefits contained herein and to continue in the employ of the Bank.

       NOW, THEREFORE, the parties hereto agree as follows:

                                      ARTICLE I

                               BENEFITS UPON RETIREMENT

       1.1 PAYMENT OF BENEFITS. Subject to the terms and conditions set forth herein, the Bank agrees that upon Executive's "Retirement" (as defined below) from the Bank, that the Bank shall pay to Executive the sum of Fifty-Five Thousand Dollars ($55,000) per year for a period of fifteen (15) years (the "Retirement Payments"). The Retirement Payments shall be paid by the Bank monthly on the first day of each month following Executive's Retirement until the total is paid in full.

       1.2 RETIREMENT. The term "Retirement" shall mean Executive's cessation from active continuous daily employment from the Bank as of the first day of the month following Executive's attainment of age sixty (60) or upon such later date as mutually agreed upon by Executive and the Bank.

       1.3 DEATH AFTER RETIREMENT. If Executive shall so retire but die before receiving the full amount of the Retirement Payments which Executive is entitled to hereunder, the Bank shall pay all remaining and unpaid Retirement Payments until such payments are paid in full to Executive's representative, or the person entitled to receive such payments under Executive's will or the laws of descent and distribution.

                                      ARTICLE II

                      TERMINATION OF SERVICE PRIOR TO RETIREMENT

       2.1 TERMINATION BY DEATH. In the event Executive should die (with the exception of death by suicide within two (2) years of the date of this Agreement in which case all benefits hereunder shall be forfeited) while actively employed by the Bank but prior to Retirement, the Bank shall pay the sum of Fifty-Five Thousand Dollars ($55,000) per year for a period of fifteen (15) years (the "Death Benefits"). The Death Benefits shall be payable in equal monthly installments on the first day of each month following Executive's death to Executive's representative or the person entitled to receive such payments under Executive's will or the laws of descent and distribution.

       2.2 TERMINATION BY DISABILITY. In the event Executive's employment with the Bank is terminated because of Executive's disability prior to Retirement, Executive shall be entitled to receive, and shall be 100% vested in
(i) the Retirement Payments referred to in Section 1.1 and, if applicable,
Section 1.3 hereof, commencing on Executive's retirement age referred to in
Section 1.2 hereof, or (ii) if Executive should die before reaching such retirement age, the

Death Benefits referred to in Section 2.1 hereof. In lieu of the benefits referred to in (i) and (ii) of the preceding sentence, Executive may elect to receive a disability benefit (the "Disability Benefit") in an amount equal to the then present value of the Retirement Payments referred to in Sections 1.1 and 1.3 hereof. In arriving at the present value of such payments there shall be applied a discount factor equal to two points over the Federal Reserve Discount Rate in effect on the date of termination of employment. Executive's election to receive the Disability Benefit shall be made by written notice to the Bank within one-hundred twenty (120) days after termination of Executive's employment, and the monthly payments shall commence not later than ninety (90) days after receipt of such notice by the Bank. For purposes of this Agreement, the term "disability" shall mean Executive's inability to perform his duties whether by injury (physical or mental), illness, or otherwise, incapacitating Executive for a continuous period exceeding 120 days and which at any time after such 120 day period the Bank's Board of Directors shall determine permanently renders Executive incapable of performing his services. Any determination made in good faith by its Board of Directors shall be conclusive and binding upon Executive.

       2.3 VOLUNTARY TERMINATION BY EXECUTIVE; TERMINATION BY BANK FOR "CAUSE". In the event Executive's employment with the Bank is terminated prior to Retirement either (i) voluntarily by Executive other than for "Good Reason" (as defined below) or (ii) by the Bank for "Cause" (as defined herein), then this Agreement and all of Bank's obligations hereunder shall terminate on the date of such termination and no benefits or payments of any kind shall be made to Executive pursuant to this Agreement. For purposes of this Agreement, "Cause" means: (a) The willful and continued failure by Executive substantially to perform Executive's duties with the Bank (other than such failure resulting from Executive's disability) after demand for substantial performance has been delivered by the Bank's Board of Directors to Executive which specifically identifies the manner in which Executive has not substantially performed his duties; (b) The willful engaging by Executive in gross misconduct materially and demonstrably injurious to the Bank; or (c) Upon Executive's dishonesty, conviction of a serious crime or habitual intemperance. The term "Good Reason" shall mean: (i) The assignment to Executive without Executive's express consent of duties which constitute a material reduction in the importance of Executive's current position, authority or responsibilities or any other material adverse change in Executive's current position, authority and responsibilities or any other material adverse change in Executive's current position, authority and responsibilities; or (ii) a change in assignment to a geographical location which is more than fifty (50) miles from the location of the principal executive office of the Bank at the time of entering into this Agreement; or (iii) material breach by the Bank of the terms and conditions of this Agreement.

       2.4 OTHER TERMINATION OF SERVICE BY BANK. In the event Executive's employment with the Bank is terminated by the Bank prior to Executive's Retirement for any reason other than for Executive's death, disability, or for Cause, or is terminated by Executive for "Good Reason," then Executive shall be entitled to (i) the Retirement Payments referred to in Section 1.1 and, if applicable, Section 1.3 hereof, commencing on Executive's retirement age referred to in Section 1.2 hereof, or (ii) if Executive should die before reaching such retirement age, the Death Benefits referred to in Section 2.1, but in the case of either (i) or (ii), only to the extent that Executive's interest in such benefits is vested at the time of the termination of Executive's employment. Executive's interest shall vest up to a maximum of one hundred percent (100%) at the rate of ten percent (10%) per year for each year of employment that Executive has been employed by the Bank commencing as of January 1, 1988. A year of employment shall equal twelve (12) full months of continu-ous service by Executive to the Bank from and after January 1, 1988.

                                     ARTICLE III

                          CHANGES IN LAW; CHANGE IN CONTROL;

                                     ALIENABILITY

       3.1 TERMINATION OF AGREEMENT BY REASON OF CHANGES IN LAW. The Bank is entering into this Agreement upon the assumption that certain existing tax laws will continue in substantially their current form for the term of this Agreement. In the event any changes in Federal Law relating to the tax free accumulation of earnings within a life insurance policy, the income tax free payment of proceeds from life insurance policies or the deduction from income of interest payments on certificates of deposit issued by banking institutions shall be adopted and such change or changes shall have the effect of substantially and adversely impacting the economic assumptions upon which this Agreement and the funding mechanism utilized by the Bank were based, the Bank shall have the option unilaterally to terminate this Agreement. Upon such termination by the Bank of this Agreement, Executive shall be 100% vested in the amount set forth in Schedule "A" for the particular year in which such termination occurs. Such amount shall be paid to Executive in a lump sum within three (3) months of such termination of this Agreement.

       3.2 CHANGE IN CONTROL. The following provisions will become effective immediately upon the occurrence of a "Change in Control" (as hereinafter defined):

       (a) If, at the time of a Change in Control, Executive is employed by the Bank pursuant to an employment agreement, the term remaining under such employment agreement shall, if less than three years in duration, be extended for a period of three (3) years from and after the date on which the Change in Control occurs. If Executive is not employed pursuant to the terms of a current employment agreement at the time of a Change in Control, this Agreement shall then become an employment agreement having a term of three (3) years from and after the date on which the Change of Control occurs.

       (b) Executive will receive cash compensation at an annual rate equal to (i) Executive's annualized base salary in effect immediately prior to the Change in Control, plus (ii) an amount equal to any cash bonus award or awards received by Executive for the year immediately prior to the Change in Control. Such compensation shall be increased annually on Executive's normal salary review date (i.e., January 1 of each year) by whichever of the following amounts results in the greater compensation: (i) an increase of 10% of the compensation in effect for the immediately preceding year or (ii) an increase based upon 80% of the percentage increase in the Consumer Price Index of Urban Wage Earners and Clerical Workers (Revised Series), Los Angeles-Long Beach-Anaheim Average from the month of December last preceding the Change in Control over the December immediately preceding the effective date of adjustment being calculated. In addition, Executive shall continue to receive all non-cash forms of compensation, perquisites and benefits which Executive was receiving prior to the Change in Control.

       (c) In the case of any termination of Executive's employment by Executive for Good Reason or by the Bank for any reason other than Cause, the Bank shall:

              (i) pay Executive cash compensation, determined as provided in subparagraph (b) above, during Executive's remaining employment term (including any extension thereof pursuant to subparagraph (a) above), without any reduction for the amount of compensation Executive may receive from any other source (whether or not from another bank or financial institution), PROVIDED, however, the aggregate amount of such payments shall in no event be less than two times the annual cash compensation being paid to Executive at the time of such termination;

              (ii) maintain in full force and effect, for Executive's continued benefit during the remainder of such term all employee benefit plans and programs in which Executive was entitled to participate immediately prior to such termination, provided that Executive's continued participation is possible under the general terms and provisions of such plans and programs. If Executive's participation in any such plan or program is barred, the Bank shall arrange to provide Executive with benefits substantially similar to those which Executive would otherwise have been entitled to receive under such plans and programs; and

              (iii) Executive shall continue to be entitled to the benefits provided under Section 2.4 hereof.

       (d) The other provisions of this Agreement which are not inconsistent with the provisions of this Section 3.2 shall continue in full force and effect.

       (e) As used herein, a "Change in Control" shall be deemed to have occurred if:

              (i) Excluding CCB's directors as of the date of this Agreement, any person, or any two or more persons acting as a group, and all affiliates of such person or persons, shall own beneficially more than 40% of CCB's outstanding common stock (exclusive of shares held in the Company's treasury or by the Company's subsidiaries) which shall have been acquired after the date of this Agreement pursuant to a tender offer, exchange offer or series of purchases or other acquisitions, or any combination of those transactions;

              (ii) There shall be a change in the composition of CCB's or the Bank's Board of Directors at any time within two years after any tender offer, exchange offer, merger, consolidation, sale of assets or contested election or any combination of those transactions (a "Transaction"), so that the persons who are directors of CCB or the Bank immediately before the first Transaction cease to constitute a majority of the Board of Directors of CCB or the Bank or any corporation which may be the successor to CCB or the Bank in any such transaction; or

              (iii) CCB shall sell, transfer or otherwise dispose of substantially all of its assets and properties including the stock of the Bank or CCB shall cause the Bank to sell, transfer or otherwise dispose of substantially all of its assets and properties.

              A Change in Control shall be deemed to take place upon the first to occur of those events specified in the foregoing clauses (i), (ii) or (iii).

       (f) Notwithstanding anything in this Agreement to the contrary, if and to the extent (but only to the extent) that any payment made under this Agreement shall constitute an "excess parachute payment" under Section 280G of the Internal Revenue Code as in effect on January 1, 1987 (or, if at the time of any such "excess parachute payment" said Section 280G shall have been amended to provide more favorable treatment to Executive without materially adversely affecting the Bank or CCB under said amended Section 280G), such payment shall be reduced or extended over a longer period of time to the extent necessary to reduce such "excess parachute payment" to zero.

       3.3 ALIENABILITY. Neither Executive nor any other beneficiary under this Agreement shall have the power or right to transfer, assign, anticipate, hypothecate, mortgage, commute or subject any of the benefits hereunder to seizure for the payment of any debts, judgments or obligations of Executive or his beneficiaries. In the event of any attempted assignment or transfer by Executive or any beneficiary of any benefit hereunder, all of Bank's liabilities under this Agreement shall terminate.

                                      ARTICLE IV

                             BARK'S OBLIGATIONS HEREUNDER

       4.1 FUNDING. The Bank reserves the right, at its sole and exclusive discretion, either to fund the obligations of the Bank undertaken by this Agreement or to refrain from funding the same, and to determine the extent, nature and method of such funding. Should the Bank elect to fund this Agreement, in whole or in part, through the medium of life insurance, or annuity or both, the Bank shall be the owner and beneficiary of such policies. The Bank reserves the absolute right, at its sole discretion, to terminate such life insurance or annuities, as well as any other funding program at any time, in whole or in part. At no time shall Executive be deemed to have any right, title or interest in or to any specified asset or assets of the Bank, including but not limited to any insurance or annuity contract or contracts or the proceeds therefrom.

       4.2 UNSECURED. This Agreement shall not be construed to give Executive or his beneficiaries any greater rights than those of any other unsecured creditor of the Bank. Any insurance policy or annuity purchased by the Bank shall not be considered to be a security for the performance of the obligations of this Agreement.

                                     ARTICLE V

                      EMPLOYMENT; PARTICIPATION IN OTHER PLANS

       5.1 NOT AN EMPLOYMENT CONTRACT. Except as provided in Section 3.2(a) hereof, this Agreement is not an employment contract. Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Bank, CCB or any other parent corporation of the Bank, to terminate Executive's employment for any reason or no reason, with or without cause.

       5.2 FULL EFFORTS. During the time in which this Agreement is in effect, Executive agrees to devote his full time and attention exclusively to the business and affairs of the Bank, except during vacation, and to use his best efforts to furnish faithful and satisfactory services to the Bank.

       5.3 FRINGE BENEFITS. The benefits provided by this Agreement are granted by the Bank as a fringe benefit to Executive and are not part of any salary reduction plan or arrangement deferring any bonus or salary increase. Executive has no option to take any current payment or bonus in lieu of the benefits provided hereunder.

       5.4 PARTICIPATION IN OTHER PLANS. Nothing contained in this Agreement shall be construed to alter, abridge or in any manner affect the rights and privileges of Executive to participate in and be covered by any pension, profit sharing, group insurance, bonus, or other similar employee plans which the Bank may now or hereafter have.

                                      ARTICLE VI

                                    MISCELLANEOUS

       6.1 EARLY TERMINATION OF BENEFITS. Notwithstanding any other provisions of this Agreement, Bank may at any time terminate its obligation to pay any Retirement Payments, Death Benefits, or Disability Benefits under Articles I and II hereof, or the unpaid portion of any such benefit, by paying to Executive or Executive's representative the present value of the unpaid portion of such benefit calculated in the manner provided under Section 2.2 hereof. Any benefit which is prepaid pursuant to this provision shall be deemed to be 100% vested for purposes of calculating the amount of such prepayment.

       6.2 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party; PROVIDED, HOWEVER, the consent of Executive shall not be required in the event of a merger or consolidation of Bank (in which the Bank is not the surviving entity) or a sale of all or substantially all of the assets of Bank if, in any such transactions, the surviving entity shall (i) have a net worth immediately following the transaction at least equal to the net worth of Bank immediately prior to the transaction and (ii) shall assume all of the obligations of Bank hereunder.

       6.3 AMENDMENTS. This Agreement may not be changed orally, but only by an agreement in writing signed by the party or parties against whom enforcement of any waiver, change, modification or consent is sought or from whom discharge is sought.

       6.4 WAIVER. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained in this Agreement or any exhibit hereto. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

       6.5 NOTICES. All notices or other communications required or permitted hereunder must be in writing and shall be deemed to have been duly given if delivered personally, by telegram or telex, or mailed, postage prepaid, by registered or certified first class (return receipt requested) addressed to the party to be notified. Such notice shall be deemed to have been given as of the date so delivered if delivered in person, at the time confirmed for delivery if by telegram or telex, or ninety-six (96) hours after deposit in the mails as provided above. For purposes of notice, the addresses of the parties hereto, until changed, as hereinafter provided, shall be as set forth directly below. Each party shall have the right to change its address to which notice to such party is to be given by giving written notice thereof to all other parties to this Agreement.

       If to the Bank to:     National Bank of Southern California
                              3951 South Plaza Drive
                              P. 0. Box 26170
                              Santa Ana, CA  92799-6170
                              Attn:  Chief Executive Officer

       If to Executive, to:   Mark H. Stuenkel

       6.6 ENTIRE AGREEMENT. This Agreement constitutes the entire Agreement and supersedes all prior oral and written agreements and understandings between the parties hereto with respect to the subject matter hereof.

       6.7 GOVERNING LAW. This Agreement shall be construed as to both validity and performance and enforced in accordance with and governed by the laws of the state of California, without giving effect to the principles of conflict of laws thereof.

       6.8 SEVERABILITY. In the event that any provision of this Agreement shall be unenforceable or inoperative as a matter of law, the remaining portions or provisions shall remain in full force and effect.

       6.9 COUNTERPARTS. This Agreement shall be executed in two or more identical counterparts, each of which shall be deemed an original but all of which shall constitute one in the same instrument.

       6.10 CAPTIONS. Captions of the paragraphs of this Agreement are for reference only and are not to be construed in any way as part of this Agreement.

       6.11 ATTORNEYS' FEES. In the event that any party herein commences any legal or equitable action or other proceeding, including without limitation, an action for declaratory relief or any other form of relief, or to enforce, interpret, reform, rescind or in any other manner affect the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees which may be set by the court in the same action, including any appellate action which may be brought in connection with such action, or in a separate action brought for that purpose, in addition to any other relief to which the party may be entitled.

       6.12 AGREEMENT TO PERFORM NECESSARY ACTS. Each of the parties hereto agrees to execute and deliver such other and further documents and to perform such other acts as may be necessary to effectuate the purposes of this Agreement including, but not limited to, Executive agrees to sign any documents and undergo any medical examination or tests which may be necessary for Bank to acquire a life insurance or annuity policy on Executive's life.

                               [Signature Page Follows]

       IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                          "Bank"

                                          NATIONAL BANK OF SOUTHERN CALIFORNIA

                                          By: /s/ William H. Jacoby
                                             --------------------------------
                                             William H. Jacoby, President
                                             and Chief Executive Officer

                                          "Executive"
                                             /s/ Mark H. Stuenkel
                                             --------------------------------
                                             Mark H. Stuenkel

                                    MARK STUENKEL

                                         ------------
                                        Accrued Salary
                                  Plan   Continuation
                                  Year    Liability
                                -------- ------------

                            1988 =  1       3,625
                                    2       7,630
                                    3      12,054
                                    4      16,942
                                    5      22,341
                                    6      28,306
                                    7      34,895
                                    8      42,175
                                    9      50,216
                                   10      59,100
                                   11      68,913
                                   12      79,755
                                   13      91,731
                                   14     104,962
                                   15     119,578
                                   16     135,725
                                   17     153,563
                                   18     173,268
                                   19     195,037
                                   20     219,065
                                   21     245,651
                                   22     274,999
                                   23     307,421
                                   24     343,237
                                   25     382,803
                                   26     426,513




                                      EXHIBIT A